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                                                                   EXHIBIT 12(b)

                       RATIOS OF EARNINGS TO FIXED CHARGES

                       TANGER FACTORY OUTLET CENTERS, INC.
                      TANGER PROPERTIES LIMITED PARTNERSHIP

                          (Dollar amounts in thousands)

                                               Three Months Ended
                                                   March 31,                   Year Ended December 31,
                                                 2002     2001         2001     2000     1999      1998     1997
                                                 ----     ----         ----     ----     ----      ----     ----
Income (loss)  before gain or (loss) on sale
of real estate minority interest and
extraordinary items                               1,827     1,110       9,492   12,249    17,070   15,109   17,583
Add:
         Interest on indebtedness                 6,829     7,000      28,506   26,301    23,234   20,952   15,741
         Amortization of debt issue costs           300       633       1,628    1,264     1,005    1,076    1,094
         Portion of Rent Expense                    153       156         606      535       423      240      166
                                               -------------------   ----------------------------------------------

            Income as adjusted                    9,109     8,899      40,232   40,349    41,732   37,377   34,584
                                               -------------------   ----------------------------------------------


Fixed Charges
         Interest on indebtedness                 6,829     7,000      28,506   26,301    23,234   20,952   15,741
         Amortization of debt issue costs           300       633       1,628    1,264     1,005    1,076    1,094
         Capitalized interest and
         amortization
            of debt issue costs                      82       405         583    1,076     1,298      798    2,008
         Portion of Rent Expense                    153       156         606      535       423      240      166
                                               -------------------   ----------------------------------------------

            Total fixed charges                   7,364     8,194      31,323   29,176    25,960   23,066   19,009
                                               -------------------   ----------------------------------------------


Ratio of earnings to fixed charges                 1.24      1.09        1.28     1.38      1.61     1.62     1.82
                                               ===================   ==============================================